Exhibit 5.4

Mail: P.O. Box 5231, Princeton, NJ 08543-5231 Princeton Pike Corporate Center 997 Lenox Drive, Building 3 Lawrenceville, NJ 08648-2311 Tel 609.896.3600 Fax 609.896.1469 www.foxrothschild.com

February 13, 2015

Casella Waste Systems, Inc.

25 Green Hill Lane

Rutland, Vermont 05701

Re:	Casella Waste Systems, Inc.

Public Offering of 7.75% Senior Subordinated Notes due 2019

New Jersey Local Counsel Opinion

Ladies and Gentlemen:

This opinion letter (this “Opinion Letter”) is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-200784) (the “Registration Statement”) filed by Casella Waste Systems, Inc., a Delaware corporation (the “Company”) and the guarantors listed therein (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of securities, including the Company’s 7.75% Senior Subordinated Notes due 2019 (the “Senior Subordinated Notes”) and the guarantees of the Senior Subordinated Notes by the Guarantors (the “Guarantees”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $250,000,000 as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”); and (ii) the prospectus supplement, dated February 9, 2015 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of $60,000,000 aggregate principal amount of Senior Subordinated Notes (the “Notes”). The Registration Statement was declared effective by the Commission on December 29, 2014.

The Notes are to be issued and sold by the Company pursuant to the Indenture, dated as of February 7, 2011, among the Company, the Guarantors party thereto and U.S. Bank National Association as trustee and duly qualified under the Trust Indenture Act, as amended or supplemented through the date hereof (the “Indenture”), pursuant to an underwriting agreement, dated as of February 9, 2015 (the “Underwriting Agreement”) among the Company and the

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several underwriters named in Schedule 1 thereto, for which Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, which will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K on or about February 13, 2015.

We have served as special New Jersey counsel for (i) KTI, Inc., a New Jersey corporation (“KTI”), and (ii) KTI Environmental Group, Inc., a New Jersey corporation (“KTIEG,” and, together with KTI, sometimes collectively referred to herein as the “NJ Subsidiaries” and individually as an “NJ Subsidiary”), each of which is a subsidiary of the Company and a Guarantor, with respect to the issue and sale by the Company of the Notes. This Opinion Letter is being furnished to you at your request as the parent of the NJ Subsidiaries.

In rendering the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents solely:

(a) The Indenture;

(b) The Guarantees executed by the NJ Subsidiaries;

(c) The Registration Statement;

(d) The Base Prospectus;

(e) The Prospectus Supplement;

(f) The Underwriting Agreement;

(g) The Notes;

(h) The Restated Certificate of Incorporation of KTI, filed in the Department of State of the State of New Jersey on July 12, 1994, as amended through and including the date of this Opinion Letter;

(i) The Bylaws of KTI as amended through and including the date of this Opinion Letter;

(j) The Certificate of Incorporation of KTIEG, filed in the Department of State of the State of New Jersey on November 9, 1962, as amended through and including the date of this Opinion Letter;

(k) The Bylaws of KTIEG as amended through and including the date of this Opinion Letter;

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(l) Good Standing Certificate for KTI, certified by the Department of the Treasury of the State of New Jersey on January 27, 2015;

(m) Good Standing Certificate for KTIEG, certified by the Department of the Treasury of the State of New Jersey on January 27, 2015;

(n) Certificate of Secretary of the Company and the Guarantors, dated the date of this Opinion Letter, including Annexes thereto (the “Secretary’s Certificate”); and

(o) The unanimous written consent of the board of directors of each of KTI and KTIEG, dated as of January 30, 2015 relating to certain matters.

The documents in (a) through (g) above are herein referred to as collectively, the “Transaction Documents.” The documents in (h) through (k) above are herein referred to as collectively the “Company Documents.” We have not examined any court, real estate or commercial financing records. We have also made such examination of law as we have deemed necessary for purposes of this Opinion Letter.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, the accuracy and completeness of all documents and records reviewed by us, the accuracy, completeness and authenticity of each certificate issued by any government official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate.

In rendering this Opinion Letter, except for the specific opinions covered by this Opinion Letter, we have relied upon the opinion issued on the date of this Opinion Letter by Wilmer Cutler Pickering Hale and Dorr LLP to you as of such date.

We have assumed that each of the parties to the Transaction Documents other than the NJ Subsidiaries (the “Other Parties”) has satisfied all applicable legal requirements necessary to make the Transaction Documents to which it is a party enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the NJ Subsidiaries, respectively. We have also assumed that the conduct of each of the parties to the Transaction Documents complies with any requirements of good faith, fair dealing and absence of unconscionability, and there has not been any mutual mistake of fact, fraud, duress or undue influence. We have also assumed that there have been no undisclosed modifications of any document reviewed by us in connection with the rendering of

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this Opinion Letter. As to any facts material to our opinions expressed herein, we have relied upon the statements, representations and warranties respecting the NJ Subsidiaries contained in the Transaction Documents and the Secretary’s Certificate.

We have assumed the due authorization, execution and delivery of the Transaction Documents by all of the Other Parties thereto, that all of the Other Parties thereto have full power and legal right to enter into the Transaction Documents and to consummate the transactions contemplated thereby, and that each of the Transaction Documents constitutes a legal, valid and binding obligation of each of the Other Parties thereto.

To the extent that a statement herein is qualified by the phrases “to our knowledge” or “known to us”, or by similar phrases, it is intended to indicate that, during the course of our representation of each of the NJ Subsidiaries in connection with the Transaction Documents, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered substantive legal services in connection with the representation of the NJ Subsidiaries with respect to the Transaction Documents. However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this Opinion Letter should not be regarded as such an investigation or review. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the NJ Subsidiaries.

This Opinion Letter is limited in all respects to the laws of the State of New Jersey and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that:

1. Based solely upon the Good Standing Certificate in (l) above, KTI is a validly existing New Jersey corporation and is in good standing under the laws of New Jersey, the jurisdiction of its formation.

2. Based solely upon the Good Standing Certificate in (m) above, KTIEG is a validly existing New Jersey corporation and is in good standing under the laws of New Jersey, the jurisdiction of its formation.

3. Each of KTI and KTIEG has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as described in the Registration Statement and to execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

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4. The execution, delivery and performance by each of the NJ Subsidiaries of each of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action of such NJ Subsidiary.

5. The Transaction Documents to which each of the NJ Subsidiaries is a party have been duly executed and delivered by such NJ Subsidiary.

6. The execution and delivery by each of the NJ Subsidiaries of the Transaction Documents to which it is a party and the performance of the obligations of such NJ Subsidiary thereunder do not: (i) violate any of the terms, conditions or provisions of the Company Documents of such NJ Subsidiary; (ii) violate any New Jersey law applicable to such NJ Subsidiary or, to our knowledge, any order, rule or regulation of any New Jersey governmental authority or agency having jurisdiction over the Borrower or its properties or by which it is bound; or (iii) to our knowledge, violate any judgment, order, writ, injunction or decree binding on such NJ Subsidiary.

7. No authorization, approval, license, permit or other action by, and no notice to or filing with, any New Jersey governmental authority or judicial or regulatory body is required (or, if required, such authorization, approval, license, permit, action, notice or filing has been duly made or obtained) for the due execution and delivery and performance of the obligations of each of the NJ Subsidiaries under the Transaction Documents to which it is a party.

8. No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to the State of New Jersey on account of the execution and delivery by each of the NJ Subsidiaries of the Transaction Documents to which it is a party or the creation of the indebtedness evidenced under the Transaction Documents to which it is a party.

Our opinions expressed above are subject to the following additional qualifications:

We express no opinion as to the effect of any New Jersey law, rule or regulation, or as to any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the state or regional level) concerning securities, trademarks, patents, copyrights, trade secrets, antitrust, taxes, pollution, hazardous substances or environmental protection, zoning, land use, building, construction, labor, protection of disabled persons, or occupational health and safety in respect of the transactions contemplated by or referred to in any of the Transaction Documents.

Our opinions in paragraphs 6 and 7 above as to compliance with certain statutes, rules and regulations and as to required permits, consents or approvals of, authorizations by, or

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registrations, declarations or filings with certain governmental authorities are based upon a review (as limited by the immediately preceding paragraph of this Opinion Letter) of those New Jersey statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents.

We express no opinion as to the existence of or title to property or encumbrances thereon, the description of any property or the creation or the perfection of any security or the priority of any security interest or the perfection or the priority of any mortgage or other lien.

This Opinion Letter is based upon and relies upon the current status of law, and in all respects is subject to and may be limited by future legislation or case law.

The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result.

This Opinion Letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This Opinion Letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We hereby consent to the filing of this Opinion Letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about February 13, 2015, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, preliminary Prospectus Supplement, dated February 6, 2015 and Prospectus Supplement under the caption “Legal Matters.” In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this Opinion Letter is being delivered to the addressee to be used only in connection with the Transaction Documents and may not be relied upon for any other purposes. Wilmer Cutler Pickering Hale and Dorr LLP may rely on this Opinion Letter for purposes of issuing its opinion dated the date hereof.

Very truly yours,

/s/ Fox Rothschild LLP